Exhibit 99.1

              Protalix BioTherapeutics, Inc. to Commence Trading on
                           the American Stock Exchange

                      Shares to Trade under the Symbol PLX

Carmiel, Israel - March 9, 2007 - Protalix BioTherapeutics, Inc. (OTC Bulletin
Board: PXBT) today announced that its common stock has been approved for listing on the American Stock Exchange. Protalix's common stock is expected to commence trading on the American Stock Exchange under the ticker symbol PLX on Monday, March 12, 2007. Protalix has selected Weiskopf Silver & Co. as its specialist.

David Aviezer, Ph.D., President and CEO of Protalix said, "This listing represents a significant milestone for Protalix following the completion of our merger with Orthodontix, Inc. We believe that listing our shares on the American Stock Exchange will provide us with an effective outlet through which to communicate continued progress in our clinical development and the anticipated commercialization of our products under development."

Dr. Aviezer added, "I am confident that our listing on a national stock exchange will benefit our shareholders through improved visibility and liquidity for our shares. We are pleased to have qualified for this listing, and look forward to a long and mutually beneficial relationship with the American Stock Exchange."

This approval is contingent upon Protalix being in compliance with all applicable listing standards on the date it begins trading on the Exchange, and may be rescinded if Protalix is not in compliance with such standards.

About Protalix BioTherapeutics, Inc.

Protalix's proprietary technology is based on its plant cell culture and bioreactor system which provides an effective and scaleable cell system for industrial production of recombinant biopharmaceuticals. Protalix has recently announced that it has completed Phase I clinical studies for its enzyme therapy for Gaucher Disease, under an FDA Investigational New Drug study. Protalix intends to pursue advanced clinical studies for its enzyme therapy for Gaucher Disease and advance additional recombinant biopharmaceutical drug development programs.

Safe Harbor Statement:

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies and products under development, the identification of lead compounds, the successful preclinical development of our products, the completion of clinical trials, the review process of the FDA, foreign regulatory bodies and other governmental regulation, and other factors described in our filings


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with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Protalix disclaims any obligation to update this information.

For additional information, contact:

David Aviezer, CEO
972-4-988-9488


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